UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

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TANGER FACTORY OUTLET CENTERS, INC.
(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TANGER FACTORY OUTLET CENTERS, INC.
3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE: 336-292-3010
E-MAIL: tangermail@tangeroutlet.com
NYSE: SKT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 18, 2007
Dear Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 18, 2007 at 10 o'clock a.m. at the O. Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina, (336) 854-2000, for the following purposes:

1.	To elect directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007;

3.
To consider a proposal by the directors to amend the Company’s articles of incorporation to increase the number of common shares authorized for issuance from 50 million common shares to 150 million common shares. The proposed amendment is set forth in full in the enclosed Proxy Statement;

4.
To consider a proposal by the directors to amend the Company’s articles of incorporation to create four new classes of preferred shares, each class having four million shares with a par value of $.01 per share and to increase the number of common shares authorized for issuance from 50 to 150 million common shares. The proposed amendment is set forth in full in the enclosed Proxy Statement; and,

5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Holders of Class C Preferred Shares will be entitled to vote as a separate group on Proposal #4 because Version Number One of the proposal involves issuance of classes of preferred shares which may rank equally with the Class C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Holders of Class C Preferred Shares are not entitled to vote on any other matters to be considered at the meeting.

Only shareholders of record at the close of business on March 29, 2007 will be entitled to vote at the meeting or any adjournment(s) thereof. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement. Our 2006 Annual Report for the year ended December 31, 2006 is also enclosed.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,

Stanley K. Tanger
Chairman of the Board and
Chief Executive Officer
April 12, 2007

TANGER FACTORY OUTLET CENTERS, INC.

3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE: 336-292-3010
E-MAIL: tangermail@tangeroutlet.com
NYSE: SKT

____________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

to be held on May 18, 2007

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT), a self-administered and self-managed real estate investment trust, referred to as a REIT, is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 18, 2007.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 18, 2007, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. Our factory outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership. Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership. The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the text requires.

The proxy materials are being mailed on or about April 12, 2007 to holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”), and to holders of record of our Class C Preferred Shares, on March 29, 2007. Any shareholder who does not receive a copy of the proxy materials may obtain a copy at the meeting or by contacting Frank C. Marchisello, Jr., Secretary of our Company (phone number: 336-834-6834). Our principal executive offices are located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408.

Date, Time and Place

We will hold the meeting on Friday, May 18, 2007 at 10 o'clock a.m. at the O. Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina, (336) 854-2000, subject to any adjournments or postponements.

Who Can Vote; Votes per share

All holders of record of the Common Shares as of the close of business on the record date, March 29, 2007, are entitled to attend and vote on all proposals at the meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 15, 2007, 31,260,161 Common Shares were issued and outstanding.

All holders of record of the Class C Preferred Shares will be entitled to vote as a separate group on Proposal #4 to amend the Company’s Articles of Incorporation to create four new classes of preferred shares and to increase the Company’s authorized Common Shares. Holders of Class C Preferred Shares are not entitled to vote on any other matters to be considered at the meeting. Each Class C Preferred Share entitles the holder thereof to one vote. At the close of business on March 15, 2007, 3,000,000 Class C Preferred Shares were issued and outstanding.

How to Vote

Common Shares and Class C Preferred Shares represented by a properly executed proxy will be voted as directed on the proxy card. To be voted, proxies must be filed with the Secretary of the Company prior to voting.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, NA, you are considered, with respect to those shares, the “shareholder of record”. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the “beneficial owner” of those shares held in street name and you have the right to instruct your broker, bank or other nominee how to vote on your behalf. Brokerage firms and other nominees have the authority, under New York Stock Exchange rules at the time of this Proxy Statement, to vote Common Shares for the beneficial owner on certain “routine” matters for which you do not provide voting instructions.

Proposals #1, #2 and #3 above are considered routine matters and where no specification is made on the properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the ratification of PricewaterhouseCoopers LLP as our independent registered accounting firm and FOR the amendment to the articles of incorporation to increase the number of Common Shares authorized. Proposal #4 to amend the Company’s Articles of Incorporation to create four new classes of preferred shares and to increase the number of authorized Common Shares is not considered a routine matter and where the broker or nominee has not received specific voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or nominee cannot vote FOR or AGAINST the proposal for the beneficial owner. This is called a “broker non-vote”.

Quorum and Voting Requirements

Under the Company’s By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting. Directors will be elected by the vote of a plurality of the votes cast by the Common Shares entitled to vote in the election, provided that a quorum is present. Accordingly, Common Shares which are present at the meeting for any other purpose but which are not voted in the election of directors will not affect the election of the candidates receiving a plurality of the votes cast by the Common Shares entitled to vote in the election at the meeting. Approval of Proposals #2, #3 and #4 by the holders of Common Shares may be by the affirmative vote of a majority of the votes cast for or against the Proposal by the Common Shares. The holders of Class C Preferred Shares are entitled to vote as a separate group on and only on Proposal #4 to amend the Company’s Articles of Incorporation to create four new classes of preferred shares and to increase the Company’s authorized Common Shares. Approval of the Proposal by the Class C Preferred Shares may be by the affirmative vote of a majority of the votes cast for or against the Proposal by the Class C Preferred Shares. Approval of any other proposal to come before the meeting requires the affirmative vote of a majority of the votes cast for or against the proposal by the Common Shares unless the North Carolina Business Corporation Act requires that the proposal be approved by the affirmative vote of a percentage of the votes entitled to be cast on the proposal. If a proposal may be approved by the affirmative vote of a majority of the votes cast on the proposal, abstentions, broker non-votes and shares which are present at the meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the proposal.

Revocation of Proxies

You may revoke your proxy at any time before it is voted by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the meeting. You cannot revoke your proxy by merely attending the meeting. If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our Common Shares and Class C Preferred Shares. Initially, we will solicit proxies by mail. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee of $6,500, plus out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s By-Laws provide that directors be elected at each Annual Meeting of Shareholders. Pursuant to such By-Laws, our Board has fixed the number of directors to be elected at this year’s meeting at six. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the six nominees for director designated below, all of whom are presently directors of the Company, to serve until the next Annual Meeting of Shareholders and until their successors are elected and shall qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. All directors of the Company serve terms of one year or until the election of their respective successors.

Information Regarding Nominees (as of March 15, 2007)

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Stanley K. Tanger	83
Chairman of the Board of Directors and Chief Executive Officer of the Company since March 3, 1993. Mr. Tanger opened one of the country's first outlet shopping centers in Burlington, N.C. in 1981. He was the founder and Chief Executive of the Company's predecessor formed in 1981 until its business was acquired by the Company in 1993.

Steven B. Tanger	58
Director of the Company since May 13, 1993. President and Chief Operating Officer since January 1995; Executive Vice President from 1986 to 1994. Mr. Tanger joined the Company's predecessor in 1986 and is the son of Stanley K. Tanger.

Jack Africk	78
Director of the Company since June 4, 1993. Managing Partner of Evolution Partners, LLC since June 1993. President and Chief Operating Officer of North Atlantic Trading Company from January 1998 to December 1998. Director of North Atlantic Trading Company.

William G. Benton	61
Director of the Company since June 4, 1993. Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc. since May 2002. Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982. Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

Thomas E. Robinson	59
Director of the Company since January 21, 1994. Managing Director of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.) since June 1997. Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc.

Allan L. Schuman	72
Director of the Company since August 23, 2004. Chairman of the Board of Ecolab, Inc. from January 2000 to May 2006. President and Chief Executive Officer of Ecolab from March 1995 to July 2004 and President and Chief Operating Officer from August 1992 to March 1995.

Vote Required. The nominees will be elected by the affirmative vote of the holders of a plurality of those votes cast at the meeting; provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees unless the North Carolina Business Corporation Act requires that the nominee be approved by a greater number of affirmative votes than a plurality of the votes cast.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE.

Director Independence

Our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange require that a majority of our directors must be independent directors and every member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be independent. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who currently have no material relationship to us that may interfere with the exercise of their independence from management and the Company. Our Board has affirmatively determined that the following nominees to our Board are independent, as that term is defined under our Corporate Governance Guidelines and the general independence standards in the listing standards of the New York Stock Exchange: Jack Africk, William G. Benton, Thomas E. Robinson and Allan L. Schuman. We presently have six directors, including these four independent directors.

In October 2005, we retained Legg Mason Wood Walker, a firm in which Mr. Robinson served as a managing director at the time, to provide investment banking services in connection with the offering of our Class C Preferred Shares, which was completed in November 2005. We paid Legg Mason Wood Walker fees for its service totaling $140,000. Mr. Robinson did not benefit personally from his firm’s receipt of these fees and such fees were less than 0.05% of Legg Mason Wood Walker’s total revenues during that year. The Board considered these fees when evaluating Mr. Robinson’s independence and concluded that, given the facts above, the amount of revenue received by Mr. Robinson’s employer would have no impact on Mr. Robinson’s judgment when considering matters of the Company and therefore, Mr. Robinson should be considered an independent director for purposes of serving the entire Board. However, as Mr. Robinson may have not been considered “independent” under Rule 10A-3 of the Securities Exchange Act of 1934, Mr. Robinson voluntarily resigned from service on the Audit Committee in October 2005 and from service on the Share and Unit Option Committee in February 2006. Mr. Robinson is currently employed as a managing director of Stifel Nicolaus & Company. We did not engage the services of, nor did we pay any fees or compensation to, Stifel Nicolaus & Company during 2006.

Attendance at Board Meetings

The Board held five regular and four special meetings during 2006. Each of the above directors attended at least 75% of the meetings held during 2006 by the Board and the committees of which he was a member. The non-management directors are required to meet in executive sessions periodically, but no less than once a year. The non-management directors have designated Mr. Jack Africk to serve as Lead Director for purposes of presiding at the executive sessions. The independent directors should meet in executive session at least once a year. Our policies for non-management and independent director executive sessions were adopted with our Corporate Governance Guidelines in 2004. The Company does not have a formal policy of attendance for directors at our Annual Meeting of Shareholders. All of our directors attended the Annual Meeting of Shareholders in 2006, except Mr. Schuman. Mr. Schuman was unable to attend because the annual shareholders’ meeting of Ecolab Inc, of which he was the chairman of the board at the time, was held on the same date.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Share and Unit Option Committee. In accordance with New York Stock Exchange listing standards, all of the committees are comprised solely of non-employee, independent directors. Charters for audit, compensation, and nominating and corporate governance committees are available on the Company’s website at www.tangeroutlet.com by first clicking on “OUR COMPANY”, then “FINANCIALS” and then “CORPORATE GOVERNANCE”. The table below shows current membership for each of the standing committees.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Share and Unit Option Committee
Jack Africk	Jack Africk (Chair)	Jack Africk	Jack Africk
William G. Benton (Chair)	William G. Benton	William G. Benton	William G. Benton (Chair)
Allan L. Schuman	Thomas E. Robinson	Thomas E. Robinson (Chair)	Allan L. Schuman
	Allan L. Schuman	Allan L. Schuman

Audit Committee. The Board has established an Audit Committee consisting of three of our independent directors. The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accountants and the performance of the Company’s independent registered public accountants and the Company’s internal audit function and (ii) to prepare any audit committee reports required by the Securities Exchange Commission to be included in the Company’s annual proxy statement. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants. The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the New York Stock Exchange, and that each member of the committee is an “audit committee financial expert”, as that term is defined in Item 401(h) of Regulation S-K. During 2006, there were five meetings of the Audit Committee.

Compensation Committee. The Board has established a Compensation Committee consisting of our four independent directors. The Compensation Committee is charged with determining compensation for our chief executive officer and making recommendations to the Board with respect to the compensation of other officers. During 2006, there were five meetings of the Compensation Committee.

Nominating and Corporate Governance Committee. The Board has established a Nominating and Corporate Governance Committee consisting of our four independent directors. The Nominating and Corporate Governance Committee makes recommendations to the Board of changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance Guidelines and as such term is defined by the New York Stock Exchange listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics. The Nominating and Corporate Governance Committee does not have a policy on the consideration of board nominees recommended by shareholders. The Nominating and Corporate Governance Committee believes that such a policy is not necessary in that it will consider nominees based on a nominee's qualifications, regardless of whether the nominee is recommended by shareholders. See "Other Matters - Shareholder Proposals and Nominations" in this Proxy Statement.

During 2006, there was one meeting of the Nominating and Corporate Governance Committee.

Share and Unit Option Committee. The Board has established a Share and Unit Option Committee (referred to as the "Option Committee") consisting of three of our independent directors. The Option Committee administers our Incentive Award Plan which provides for the issuance of equity-based awards to the Company’s employees and directors. The Option Committee selects the employees to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. During 2006, there was one meeting of the Option Committee.

Shareholder Communications with Directors

Any shareholder may send communications to the Board and individual members of the Board by sending a letter by mail addressed to the Board of Directors (or an individual director) c/o Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Compensation of Directors

During 2006, our independent directors were paid an annual compensation fee of $20,000 and a per meeting fee of $1,500 ($500 for telephone meetings) for each Board meeting and each committee meeting attended. In addition, the Lead Director and the chairman of the Audit Committee were paid an annual compensation fee of $10,000 and the chairman of each other committee was paid an annual compensation fee $7,500. The Board decided not to increase any of their fees during 2007. Our employees who are also directors will not be paid any director fees for their services as directors of the Company.

Upon approval of the entire Board, we may from time to time under the Incentive Award Plan grant to any independent director options, restricted or deferred shares, dividend equivalents or other awards. The Board selects the independent directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. Based on the advice and recommendations of an independent compensation consultant retained by the Compensation Committee, the Board approved an award to each independent director of 2,500 restricted Common Shares during 2006, 2,000 restricted Common Shares during 2005 and 750 restricted Common Shares during 2004. The restrictions on the shares shall cease to apply with respect to one-third of the shares which are the subject of each grant, and those shares will vest, on each December 31st following the date of grant. Dividends are paid on the restricted Common Shares from the date of the grant. All future grants of restricted Common Shares to independent directors will be the subject of a separate grant by the Board.

The total 2006 compensation for our independent directors is shown in the following table.

Name	Fees Earned or Paid In cash	Share Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Jack Africk	$66,500	$42,943	$4,339	$5,152	$118,934
William Benton	$56,500	$42,943	$4,339	$5,152	$108,934
Thomas Robinson	$43,500	$42,943	$4,339	$5,152	$95,934
Allan Schuman	$35,000	$40,058	$3,727	$4,896	$83,681

(1)
The amounts in this column reflect the dollar amount of restricted Common Share awards recognized for financial reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123 (R) and includes awards granted in and prior to 2006. Unvested restricted Common Shares for each director as of December 31, 2006 were as follows: 667 restricted Common Shares granted during 2005 with a grant date fair value of $22.58 per share, 1,334 restricted Common Shares granted during 2006 with a grant date fair value of $28.74 per share and 334 restricted Common Shares granted during 2006 with a grant date fair value of $32.08 per share.

(2)
The amounts in this column reflect the dollar amount of option awards recognized for financial reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123 (R) and thus includes awards granted prior to 2006. Options related to the amounts above were awarded during 2004 and had a grant date fair value of $2.17 per option for Mr. Africk, Mr. Benton and Mr. Robinson and $3.11 per option for Mr. Schuman. Aggregate options outstanding for each director as of December 31, 2006 were 40,000 for Mr. Africk; 22,000 for Mr. Benton; 12,000 for Mr. Robinson and 6,000 for Mr. Schuman.

(3)	Represents dividends paid during 2006 on unvested restricted Common Share awards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board, which is composed entirely of independent directors, is charged with determining compensation for our Chief Executive Officer (referred to as the “CEO”) and making recommendations to the Board with respect to the compensation of our other officers. Mr. Africk, Mr. Benton, Mr. Robinson and Mr. Schuman currently serve on the Compensation Committee, with Mr. Africk serving as chairman. No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purposes and responsibilities of the Compensation Committee of the Board include the following:

•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO's compensation level based on this evaluation,

•	Make recommendation to the Board with respect to the compensation of independent directors and officers other than the CEO,

•	Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plan, and

•
Oversee, with management, regulatory compliance with respect to compensation matters including the Company’s compensation policies with respect to Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”).

Compensation Program Objectives and Rewards

The objectives of the Company’s compensation program are as follows:

•	To attract, retain and motivate qualified executive management who are enthusiastic about the Company’s mission and culture.

•
Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders.

•	Provide total compensation to executive officers which is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

What Our Compensation Program is Designed to Reward

The Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer-term goals. Annual cash performance-based incentives reward both Company financial and individual performance for the fiscal year. In measuring an individual executive officer’s and the overall team’s performance, the Compensation Committee considers numerous factors including the Company’s growth in funds from operations from the prior year, its dividend payout ratio, the success in renewing a significant amount of the leases expiring during the year, increases obtained in tenant base rents upon executing renewals or new leases, occupancy rate maintained at year end, increase in tenant sales and the overall total return to shareholders. While the individual amounts of compensation incentives paid may vary among officers, the targets that are set are generally the same for all officers, thereby creating an environment where all officers work together to achieve a common goal. Equity-based awards provide long-term incentives designed to reward price appreciation of the Company’s Common Shares over a five-year period.

Elements of Compensation

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation.

Since 2004, the Compensation Committee has engaged the services of an outside compensation consultant, the SMG Advisory Group, LLC, to assist it in determining the proper amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. With the help of the consultant, the Compensation Committee annually reviews the compensation practices of other REITs and develops a compensation plan which, to a certain extent, is based on benchmarking peer group total compensation levels, while maintaining the link between corporate performance and shareholder wealth creation.

Within the framework of aligning total compensation with corporate and individual performance, each of the components are evaluated as follows:

•	Annual base salaries are designed to provide the executive with a minimum compensation level consistent with the individual’s position and duties relative to his or her peers.

•
Annual incentive cash bonuses are designed to reward the executive for the achievement of strategic and financial goals of the Company during each fiscal year. In conjunction with the executive’s base salary, the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy.

•
Long-term incentives are designed to closely align the interests of management with those of shareholders. The long-term incentives granted to executives are evaluated on an annual basis and the terms of the awards are considered relevant to the length of the employment contract and/or performance period.

•
The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics: (i) industry sector, (ii) market capitalization, (iii) peer group continuity from year to year and (iv) peer group utilized for Common Share performance measurement. The peer group that was selected for 2006 includes the following REITs: Acadia Realty Trust, CBL & Associates Properties, Inc. Developers Diversified Realty Corporation, Equity One, Inc., Federal Realty Investment Trust, Glimcher Realty Trust, Kimco Realty Corporation, National Retail Properties, Inc., New Plan Excel Realty Trust, Inc., Pan Pacific Retail Properties, Inc., Ramco-Gershenson Properties Trust, Realty Income Corporation, Regency Centers Corporation, Simon Property Group, Inc., Taubman Centers, Inc., The Macerich Company, Urstadt Biddle Properties, Inc., and Weingarten Realty Investors.

The Compensation Committee annually reviews tally sheets that set forth the company’s total compensation obligations to the CEO and the other officers. In setting compensation each year, the Compensation Committee considers, and these tally sheets include, the executive’s realized compensation from the prior year and targeted compensation for the coming year.

The Compensation Committee also reviews the recommendations of the Company’s CEO, Mr. Stanley K. Tanger, with respect to the Company’s compensation programs, practices and packages for executives, other employees and directors. Mr. Tanger makes annual recommendations to the Compensation Committee of the base salaries, bonus targets and equity compensation for the executive team and other employees. The Compensation Committee will consider, but is not bound by and does not always accept, Mr. Tanger’s recommendations with respect to executive compensation.

2006 Compensation

When determining the specific amounts of compensation to be provided to the executive officers during 2006, in addition to all of the factors and elements described above, the Compensation Committee noted that the Company had achieved a number of its specific goals for the 2005 fiscal year. For the year ending December 31, 2005, as compared to year ending December 31, 2004, our funds from operations (referred to as “FFO”), excluding non-recurring charges, increased 11% to an all time high of $70.0 million and increased 6% on a per share basis. FFO represents income before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. For a further discussion of FFO, please see our 2006 Annual Report under the section “Management Discussion and Analysis of Financial Condition and Results of Operations-Funds from Operations”. Our market capitalization increased 30% to $1.8 billion, average tenant sales per square foot, on a comparable basis, increased 3% to $320, and average base rental rates on leases released and renewed during the year increased 7% and 6%, respectively. In addition, our total return to shareholders during 2005 was in excess of 14% and our year end occupancy rate was 97%, marking the 25th consecutive year we have achieved a year end occupancy rate at or above 95%. In addition, the Company successfully raised a material amount of capital in the form of additional Common Shares, Class C Preferred Shares and additional unsecured debt in the public markets totaling approximately $381 million in proceeds which were used to close a major acquisition in December 2005 and to retire certain mortgage loans with interest rates ranging from 7.875% to 7.98%.

Base Salary

Given the Company’s success during 2005, the Compensation Committee recommended that the salaries of the CEO, the Chief Operating Officer (referred to as the “COO”), and Chief Financial Officer (referred to as the “CFO”), be increased during 2006 by 10% and that the salaries of all other executive officers be left to the discretion of the CEO and COO. Based upon the recommendations of the Company’s compensation consultants, the CEO and COO approved a 5% increase in the salaries of each of the other executive officers. The Compensation Committee believed that each executive officer’s base salary compensation was fair compared to his or her comparable position within the peer group. Each of the named executive officers has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts. See “Employment Contracts” in this Proxy Statement.

Annual Cash Incentives

Effective for 2006, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year. The performance criteria were approved and set by the Compensation Committee at the beginning of the fiscal year. The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been audited.

Annual incentive cash bonuses are determined upon an evaluation of a combination of corporate and individual performance measures. Corporate performance measures account for 85% of each executive’s annual bonus with the remaining 15% based on the achievement of individual performance criteria as determined by the Compensation Committee. The measures used for corporate performance include:

•	Growth of FFO per share over previous year (20%)

•	Achievement of the Company’s strategic business plan (25%)

•	Payout ratio targets (20%)

•	Total shareholder return relative to a selected peer group (20%)

The Compensation Committee, at its discretion, may adjust the predetermined FFO targets to exclude significant non-recurring charges.

Each executive’s annual incentive cash bonus amount is based upon Threshold, Target, and Maximum performance measurements, each equal to a percentage of base salary. See the 2006 Grant of Plan Based Awards table below for the dollar amounts payable under each of these categories. Generally, executives must be employed as of the last day of the year to receive payment under the annual incentive cash bonus plan for that year.

Annual incentive cash bonus targets were as follows for 2006:

Named Executive Officer	Threshold	Target	Maximum
Stanley K. Tanger, CEO	75%	100%	150%
Steven B. Tanger, COO	75%	100%	135%
Frank C. Marchisello, Jr. CFO	75%	100%	125%
Joseph Nehmen, Senior Vice President - Operations	5%	10%	15%
Lisa Morrison, Senior Vice President - Leasing	5%	10%	15%

In 2006, the Company surpassed the target levels but did not achieve the maximum performance targets. Actual bonus amounts paid during 2007 for 2006 performance, based on the metrics described above, were 138.08% of target for Mr. Stanley K. Tanger, 126.43% for Mr. Steven B. Tanger, 118.66% for Mr. Marchisello, and 11.89% for both Mr. Nehmen and Ms. Morrison.

Ms. Morrison also participates in a separate incentive cash bonus program designed to reward the Company’s leasing employees for successfully executing new leases and renewing existing leases with our tenants. Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company’s revenues. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 75% of her salary or (2) the average of the bonuses received by certain leasing employees who report directly to her. Ms. Morrison receives the higher of the bonus as calculated under the Company’s incentive cash bonus plan for executive officers or the bonus calculated under the terms of her employment contract, but not both. During 2006, Ms. Morrison received a cash bonus based on the terms of her employment contract in the amount of $79,271.

Long-Term Incentives

Long term incentives are determined based on peer group compensation practices combined with recommendations of management and the Compensation Committee. The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares or options to acquire Common Shares at a predetermined price. Equity-based awards deliver increased value only when the value of the Company’s Common Shares increase.

The Option Committee administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees. The Compensation Committee makes recommendations and provides advice and information to the Option Committee with respect to equity-based awards. The Option Committee makes the awards and establishes the terms and conditions of the awards, including voting, as it deems appropriate.

Restricted Common Share Awards
On February 28, 2006, the Option Committee awarded 72,000 restricted Common Shares to Mr. Stanley K. Tanger, 48,000 restricted Common Shares to Mr. Steven B. Tanger and 20,000 restricted Common Shares to Mr. Frank C. Marchisello, Jr. These awards were identical to the awards made in 2005, except that Mr. Marchisello’s award was increased by 10,000 shares. In addition, the Compensation Committee recommended that the Option Committee make awards of restricted Common Shares to other executive officers based upon the recommendations of the CEO and COO. Based on such recommendations and consistent with the advice of the Compensation Committee and its outside compensation consultants, the Option Committee awarded 2,000 restricted Common Shares to each of the other executive officers.

In setting the amounts and terms of the restricted Common Shares, the Compensation Committee and the Option Committee consider the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. The total annual expense recognized during 2006 for all such grants is included in the Summary Compensation Table below. However, the Option Committee does not necessarily limit the number of shares to be granted based on the total value or annual expense recognized in the financial statements because the Committees generally consider grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved for the most recently completed fiscal year as well as a longer-term incentive for future performance. Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized.

The restricted Common Shares granted to the executive officers during 2006 vest and the restrictions cease to apply on twenty percent of the award on each anniversary date of the grant over a five-year period, beginning on February 28, 2007.   Dividends are paid on all restricted Common Shares whether vested or unvested. The Option Committee believes that restricted Common Share grants with time-based vesting features provide the desired incentive to increase the Company’s share price and therefore the wealth of our shareholders over a 5-year period. If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares, and likewise the executive’s total compensation, will be reduced. If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares, and likewise the executive officer’s total compensation, will be significantly increased.

The Company measures the fair value under Statement of Financial Accounting Standards No. 123 (revised 2004) (referred to as “FAS 123(R)”) of all restricted Common Share awards with time-based vesting features based on the provisions of the Incentive Award Plan. Under those provisions, fair value is considered to be the Company’s closing price of its Common Shares on the last trading day prior to the grant date.

Common Share Option Awards
During 2006, the Compensation Committee considered a recommendation from the compensation consultants to grant options to acquire Common Shares to each of the executive officers. The Compensation Committee decided that no options should be awarded since all of the executive officers were being awarded restricted Common Shares.

Options have not been utilized as a means of executive compensation since 2004. The Compensation Committee does consider them, however, as a form of compensation and includes them in its annual assessment of executive compensation.

When awarded in the past, options were granted with an exercise price equal to the fair market value of the Company’s Common Shares. Under the terms of the Company’s Incentive Award Plan, the fair market value of the Company’s Common Shares is considered to be the closing price on the last trading day prior to the grant date. The Company does not backdate options, grant options retroactively, or coordinate grants of options so that they are made before announcements of favorable information, or after announcements of unfavorable information.

Retirement Benefits

The Company does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to a 401(k) plan. This benefit is generally available to all employees of the Company.

On November 3, 2006, Willard A. Chafin, age 68, the Company’s Executive Vice President of Leasing, Operations and Marketing, retired after providing over 16 years of service. In consideration of Mr. Chafin's retirement, the Option Committee approved the immediate vesting of Mr. Chafin's remaining unvested options to acquire 7,500 units in the Operating Partnership (which were exchangeable into 15,000 of the Company's Common Shares). As a result of the accelerated vesting of Mr. Chafin's options, the Company recognized $236,917 as additional compensation expense under FAS 123 (R) during the third quarter of 2006. Mr. Chafin’s unvested restricted Common Shares were forfeited and he received no other compensation upon his termination other than his base salary and unused vacation time accrued through his termination date.

Employment Contracts and Change in Control

The Company’s business is competitive and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives. The employment contracts generally provide for severance pay if the executive terminates his employment for Good Reason or is terminated by the Company without Cause, as defined in each agreement. The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management. For certain executives, the employment contracts consider a change in control as Good Reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay.

The Company currently has employment contracts with each of the named executives on page 13 of this Proxy Statement. See “Employment Contracts” in this Proxy Statement.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers, except that Mr. Stanley K. Tanger and Mr. Steven B. Tanger are each given a monthly car allowance of $800 and the company pays the premiums on life insurance polices for each executive totaling $17,500 for Mr. Stanley K. Tanger and $12,970 for Mr. Steven B. Tanger.

The Company leases a fractional ownership in a corporate aircraft. The corporate aircraft is made available for the personal use of Mr. Stanley K. Tanger because the Company believes the security and efficiency benefits to the Company clearly outweigh the expense. However, Mr. Stanley K. Tanger maintains a cash deposit with the Company which is used to fully reimburse the Company for all related costs of his personal use, including costs that are charged based on usage, such as flight costs and fuel costs, as well as a pro rata portion of any related fixed costs, such as monthly management fees and lease rental payments. In addition, depending on seat availability, Mr. Stanley K. Tanger’s family members occasionally accompany him on the corporate aircraft during business trips, at no incremental cost to the Company.

Deductibility of Executive Compensation

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a "covered employee" (which is defined as the CEO and each of the Company’s other four most highly compensated officers) to the extent that such compensation in any taxable year of the employee exceeds $1 million. In addition to salaries, bonuses payable to the Company’s executives under their present employment contracts and compensation attributable to the exercise of options and other share-based awards that may be granted under the Incentive Award Plan constitute compensation subject to the Section 162(m) limitation. The Incentive Award Plan permits, but does not require, share-based awards to qualify as "performance-based compensation" which is exempt from application of the Section 162(m) limitation. It is the Company’s policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions. However, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible, and accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m). The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jack Africk (Chairman)
William G. Benton
Thomas E. Robinson
Allan L. Schuman

2006 SUMMARY COMPENSATION TABLE (1)

Name and Principal position	Year	Salary	Share Awards (2)	Option Awards (2)	Non-equity Incentive Plan Compensation	All Other Compensation	Total
Stanley K. Tanger Chairman and Chief Executive Officer	2006	$543,000	$1,067,009	$43,468	$749,774	$269,223(3)	$2,672,474
Steven B. Tanger President and Chief Operating Officer	2006	$462,000	$711,339	$30,428	$584,084	$184,902(4)	$1,972,753
Frank C. Marchisello Executive Vice President, Chief Financial Officer	2006	$318,000	$182,286	$10,867	$377,323	$41,274(5)	$929,750
Joe Nehmen Senior Vice President, Operations	2006	$268,000	$10,758	$8,694	$31,852	$4,790(6)	$324,094
Lisa Morrison Senior Vice President, Leasing	2006	$210,000	$10,758	$8,694	$79,271	$4,790(6)	$313,513
Retired Willard A. Chafin Executive Vice President, Leasing	2006	$255,288	---	$244,990(7)	---	$4,790(6)	$505,068

(1)	No bonus was paid to a named executive officer except as part of the annual incentive cash bonus plan, a non-equity incentive plan.

(2)
The amounts in this column reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123 (R) and thus may include awards granted in and prior to 2006. A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2006 audited financial statements on page F-27 of our annual report.

(3)
Mr. Stanley K. Tanger's other compensation includes a car allowance of $9,600 as per the terms of his employment contract, term life insurance premiums totaling $17,500, dividends paid on unvested restricted Common Share awards of $239,373 and a company match under an employee 401(k) plan of $2,750. In addition, Mr. Tanger is allowed to use the corporate aircraft for his personal use. However, Mr. Tanger fully reimburses us for all related costs, including costs that are charged based on usage, such as flight costs and fuel costs, as well as a pro rata portion of any related fixed costs, such as monthly management fees and lease rental payments. Mr. Tanger’s family members have occasionally accompanied him on the corporate aircraft used during business trips, at no incremental cost to us.

(4)
Mr. Steven B. Tanger's other compensation includes a car allowance of $9,600 as per the terms of his employment contract, term life insurance premiums totaling $12,970, dividends paid on unvested restricted Common Shares of $159,582 and a company match under an employee 401(k) plan of $2,750.

(5)	Represents dividends of $38,524 paid on unvested restricted Common Share awards and a company match under an employee 401(k) plan of $2,750.

(6)	Represents dividends of $2,040 paid on unvested restricted Common Share awards and a company match under an employee 401(k) plan of $2,750.

(7)
Includes incremental compensation cost of $236,917 recognized under SFAS 123(R) as a result of the accelerated vesting of Mr. Chafin's remaining unvested options to acquire 15,000 Common Shares upon his retirement on November 3, 2006.

2006 GRANT OF PLAN BASED AWARDS

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Share Awards: Number of Common Shares or Units (#) (3)	Grant Date Fair Value of Equity Awards ($)
		Threshold	Target	Maximum
Stanley K. Tanger	2/28/06	$407,250	$543,000	$814,500	72,000	$2,309,760
Steven B. Tanger	2/28/06	$346,500	$462,000	$623,700	48,000	$1,539,840
Frank C. Marchisello	2/28/06	$238,500	$318,000	$397,500	20,000	$641,600
Joe Nehmen	2/28/06	$13,400	$26,800	$40,200	2,000	$64,160
Lisa Morrison (4)	2/28/06	$10,500	$21,000	$31,500 $157,500	2,000	$64,160
Retired Willard A. Chafin (5)	2/28/06	$12,764	$25,529	$38,293	2,000	$64,160

(1)
The date approved by the Board’s Compensation Committee or Option Committee with respect to equity-based awards. Under the terms of our Incentive Award Plan, the grant date fair value is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the 2006 awards was $32.08.

(2)
These columns show the range of estimated payouts targeted for 2006 performance under our annual incentive cash bonus plan for our executive officers as described in the section titled “Annual Cash Incentives” in the Compensation Discussion and Analysis. The 2007 bonus payment for 2006 performance was based on the metrics described, at 138.08% of target for Mr. Stanley K. Tanger, 126.43% for Mr. Steven B. Tanger, 118.66% for Mr. Marchisello and 11.89% for Mr. Nehmen.

(3)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. Dividends are paid on unvested restricted Common Shares.

(4)
Per the terms of her contract, Ms. Morrison is eligible to receive a cash bonus equal to the lesser of (1) 75% of her salary or (2) the average of the bonuses received by certain leasing employees who report directly to her. Ms Morrison receives the higher of the bonus as calculated under our annual incentive cash bonus plan for executive officers or the bonus calculated under the terms of her employment contract, but not both. During 2006, Ms. Morrison received a cash bonus based on the terms of her employment contract in the amount of $79,271.

(5)	Mr. Chafin’s non-equity incentive award and restricted Common Share award were forfeited upon his retirement on November 3, 2006 according to their terms.

OUTSTANDING EQUITY AWARDS AT YEAR END 2006

Name and Principal position	Option Awards				Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)	Market Value of Share or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Stanley K. Tanger	---	60,000 (3)	$19.415	4/27/2014	48,000 (4) 21,600 (5) 72,000 (7)	$1,875,840 844,128 2,813,760	21,600 (6)	$844,128
Steven B. Tanger	14,000 28,000	--- 42,000 (3)	$9.3125 19.415	3/8/2010 4/27/2014	32,000 (4) 14,400 (5) 48,000 (7)	$1,250,560 562,752 1,875,840	14,400 (6)	$562,752
Frank C. Marchisello	4,000 10,000	--- 15,000 (3)	$11.0625 19.415	1/8/2009 4/27/2014	4,000 (4) 3,000 (5) 20,000 (7)	$156,320 117,240 781,600	3,000 (6)	$117,240
Joe Nehmen	8,000	12,000 (3)	$19.415	4/27/2014	2,000 (7)	$78,160
Lisa Morrison	---	12,000 (3)	$19.415	4/27/2014	2,000 (7)	$78,160

(1)	Represents portion of restricted Common Shares that vest based on rendering service over a specific period of time.

(2)	Based on the closing price of our Common Shares on December 29, 2006 of $39.08.

(3)	Options vest at a rate of 20% per year, with vesting dates on 4/27/2005, 4/27/2006, 4/27/2007, 4/27/2008 and 4/27/2009. Options expire 10 years from grant date.

(4)	Restricted Common Shares vest at the following rates per year: 15%, 15%, 15%, 15%, 20% and 20% on 6/15/2004, 12/15/2004, 12/15/2005, 12/15/2006, 12/15/2007 and 12/15/2008, respectively.

(5)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 12/31/2005, 12/31/2006, 12/31/2007, 12/31/2008 and 12/31/2009.

(6)
Represents portion of the restricted Common Shares granted during 2005 that vest upon the satisfaction of performance criteria. Shares vest at the rate of 20% per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates of 12/31/2005, 12/31/2006, 12/31/2007, 12/31/2008 and 12/31/2009.

(7)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2007, 2/28/2008, 2/28/2009, 2/28/2010 and 2/28/2011.

OPTIONS EXERCISES AND COMMON SHARES VESTED IN 2006

Name and Principal position	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Stanley K. Tanger	40,000	$548,675	32,400	$1,266,192
Steven B. Tanger	---	---	21,600	$844,128
Frank C. Marchisello	8,000	$182,260	3,500	$136,780
Joe Nehmen	---	---	---	---
Lisa Morrison	4,000	$52,583	---	---
Retired Willard A. Chafin	20,000 (2)	$316,302	---	---

(1)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

(2)	Includes 15,000 Common Shares under options which vesting was accelerated at the time of Mr. Chafin’s retirement on November 3, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column
Equity compensation plans approved by security holders	491,300	$18.20	1,895,370
Equity compensation plans not approved by security holders	---	---	---
Total	491,300	$18.20	1,895,370

Employment Contracts

Each of Stanley K. Tanger and Steven B. Tanger will receive annual cash compensation in the form of salary and bonus pursuant to a three-year employment contract effective as of January 1, 2004. The employment contracts will be automatically extended for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended. The base salary provided for in such contracts may be increased but not decreased each year.

Upon termination of employment, Stanley K. Tanger has agreed not to compete with us for the remainder of his life. Upon termination of employment, Steven B. Tanger has agreed not to compete with us for one year (or three years if severance compensation is received) within a 50 mile radius of the site of any commercial property owned, leased or operated by us or within a 50 mile radius of any commercial property which we negotiated to acquire, lease or operate within the six month period prior to termination. Each executive’s covenant not to compete mandates that, during the term of his employment contract and during the effective period of the covenant, such executive direct his commercial real estate activities through us, with exceptions for development of properties which were owned collectively or individually by them, by members of their families or by any entity in which any of them owned an interest or which was for the benefit of any of them prior to the Company’s initial public offering (including the one factory outlet center with a total of 64,288 square feet in which Stanley K. Tanger, prior to the sale to a third party in February 2007, was a 50% partner and a single shopping center in Greensboro, North Carolina with a total of 24,440 square feet (the "Excluded Properties")). In no event will either of the Tangers engage in the development, construction or management of factory outlet shopping centers or other competing retail commercial property outside of the Company or the Operating Partnership during the effective period of the covenant not to compete (with the exception of the Excluded Properties).

In addition, each executive will not engage in any active or passive investment in property relating to factory outlet centers or other competing retail commercial property, with the exception of the ownership of up to one percent of the securities of any publicly traded company.

If the employment of either of the Tangers terminates without Cause, as defined in the agreement, or such employment is terminated by the executive with Good Reason, as defined in the agreement, the terminated executive shall receive a severance benefit equal to 300% of the sum of (a) his annual base salary, (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, and (c) his automobile allowance for the current year. Share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus. If employment terminates by reason of death or disability, the executive or his estate shall receive a lump sum amount equal to (a) his annual base salary that would have been paid for the remaining contract term if employment had not terminated, plus (b) the executive's annual bonus which would have been paid during the year of termination had employment not terminated, multiplied by a fraction the numerator of which is the number of days in the year prior to termination and the denominator of which is 365.

The employment contracts with Stanley K. Tanger and Steven B. Tanger also grant them certain registration rights with respect to the Common Shares that they beneficially own.

Frank C. Marchisello, Jr. has a three-year employment contract effective January 1, 2004. Mr. Marchisello’s contract will be automatically extended for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended. The base salary provided for in Mr. Marchisello’s contract may be increased but not decreased each year.

If Mr. Marchisello’s employment is terminated by reason of death or disability, he or his estate will receive as additional compensation an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Marchisello’s employment is terminated by us without Cause, or by Mr. Marchisello for Good Reason, as those terms are defined in the agreement, Mr. Marchisello will receive a severance payment equal to 300% of the sum of (a) his annual base salary for the current contract year and (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, to be paid monthly over the succeeding 36 months. Share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Joseph H. Nehmen has a three year employment effective January 1, 2003. Mr. Nehmen’s contract will be automatically extended for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended. Mr. Nehmen’s base salary for subsequent years in no event may be less than his annual base salary for the previous contract year.

If Mr. Nehmen’s employment is terminated by reason of death or disability, he or his estate will receive as additional compensation an amount equal to his annual base salary for the contract year in which the termination occurs. Further, if Mr. Nehmen’s employment is terminated by us without Cause, or by Mr. Nehmen for Good Reason, as those terms are defined in the agreement, Mr. Nehmen will receive a severance payment equal to 300% of his annual base salary for the current contract year, to be paid monthly over the succeeding 36 months.

Lisa J. Morrison has an employment contract expiring December 31, 2007. Ms. Morrison’s contract may be extended for additional one year periods by written agreement by both parties prior the end of the initial term or any extended term. The contract established a base salary for calendar year 2006 of $210,000. Ms. Morrison’s base salary for subsequent years shall not be less than $210,000. In addition, Ms. Morrison will be paid a bonus each year equal to the lesser of (i) seventy-five percent (75%) of her base salary in effect on the last day of such calendar year and (ii) the average bonus, as defined in the agreement, paid to our employees who are leasing representatives.

During the respective term of employment and for a period of one year thereafter (three years in the case of Mr. Marchisello and Mr. Nehmen if the executive receives a severance payment of 300% of his annual base salary), each of Mr. Marchisello and Mr. Nehmen is prohibited from engaging directly or indirectly in any aspect of the factory outlet business within a radius of 50 miles of, or in the same state as, any factory outlet center owned or operated by us. Ms. Morrison, during the term of her employment and for a period of three months thereafter, is prohibited from engaging in any activities involving developing or operating a factory outlet shopping facility within a radius of 50 miles of any retail shopping facility owned, operated or managed by us at any time during her employment.

Stanley K. Tanger and Steven B. Tanger are employed and compensated by both the Operating Partnership and the Company. The Compensation Committee believes that the allocation of such persons' compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. The remainder of the employees are employed solely by the Operating Partnership.

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer is shown in the table below (1) upon termination by the Company without Cause or by the executive for Good Reason, (2) termination as a result of a Change in Control, (3) termination as a result of death, (4) termination as result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason. The terms “Cause”, “Change in Control”, “Disability” and “Good Reason” are defined in the employment contracts of Mr. Stanley K. Tanger, Mr. Steven B. Tanger, Mr. Marchisello and Mr. Nehmen, and are generally as stated below.

“Cause” - The Company shall have “Cause” to terminate the executive's employment upon the executive’s (i) causing material harm to the Company through a material act of dishonesty in the performance of his or her duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his or her material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change of Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his or her lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Disability” - shall mean the absence of the executive from the executive's duties to the Operating Partnership and/or the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Partnership or the Company and acceptable to the executive or the executive's legal representative.

“Good Reason” - The executive shall have Good Reason to terminate his or her employment upon the occurrence of any of the following events:

•	any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his or her consent;

•
if, after a Change of Control, either (i) the principal duties of the executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area (or New York, New York in the case of Mr. Steven B. Tanger) without his or her consent or (ii) in the case of Mr. Stanley K. Tanger and Mr. Steven B. Tanger, the executive no longer reports directly to the Board of Directors;

•
a material breach of the employment agreement by the Operating Partnership or Company, including without limitation, the failure to pay compensation or benefits when due if such failure is not cured within 30 days after written demand for payment thereof;

•	the executive’s election to terminate employment within the 180 day period following a Change of Control; or

•
in the case of Mr. Stanley K. Tanger and Mr. Nehmen, the relocation of the Company and/or the Operating Partnership headquarters outside of the Greensboro, North Carolina metropolitan area without his consent;

•	in the case of Mr. Stanley K. Tanger and Mr. Steven B. Tanger, if the executive is removed, or is not re-elected as a Director of the Company.

The employment contracts of Mr. Stanley K. Tanger, Mr. Steven B. Tanger, Mr. Marchisello and Mr. Nehmen consider a change in control as Good Reason for an executive to terminate his or her employment, and thus would entitle him to certain severance benefits. For purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a change in control. In addition, any severance benefits or additional compensation that these four executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code. The amounts shown in the table below show the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2006, and thus amounts earned through such time are estimates of the amounts which would be paid out to the executives upon termination. In addition, the amounts shown below assume that the annual incentive cash bonus each executive was eligible to receive for the 2006 fiscal year would have been earned but unpaid at December 31, 2006. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Name	Cash Severance Payment (1)	Share Awards (2)	Continuation of Benefits (3)	All Other Comp. (4)	Total
Stanley K. Tanger - Without Cause or For Good Reason - Change in Control - Death - Disability - For Cause or without Good Reason	$9,346,152 9,346,152 1,835,774 1,835,774 749,774	$6,377,856 $7,557,756 $6,377,856 $6,377,856 ---	$131,938 131,938 --- --- ---	$34,300 34,300 --- 34,300 ---	$15,890,246 17,070,146 8,213,630 8,247,930 749,774
Steven B. Tanger - Without Cause or For Good Reason - Change in Control - Death - Disability - For Cause or without Good Reason	$5,699,436 5,699,436 1,508,084 1,508,084 $584,084	$4,251,904 5,077,834 4,251,904 4,251,904 ---	$14,010 14,010 --- --- ---	$25,940 25,940 --- 25,940 ---	$9,991,290 10,817,220 5,759,988 5,785,928 584,084
Frank C. Marchisello - Without Cause or For Good Reason - Change in Control - Death or Disability - For Cause or without Good Reason	$3,040,650 3,040,650 695,323 377,323	$1,172,400 1,467,375 1,172,400 ---	--- --- --- ---	--- --- --- ---	$4,213,050 4,508,025 1,867,723 377,323
Joe Nehmen - Without Cause or For Good Reason - Change in Control - Death or Disability - For Cause or without Good Reason	$804,000 804,000 299,852 31,852	$78,160 314,140 78,160 ---	--- --- --- ---	--- --- --- ---	$882,160 1,118,140 378,012 31,852
Lisa Morrison - Without Cause or For Good Reason - Change in Control - Death or Disability - For Cause or without Good Reason	$79,271 79,271 79,271 79,271	$78,160 314,140 78,160 ---	--- --- --- ---	--- --- --- ---	$157,431 393,411 157,431 79,271

(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this proxy statement under the caption “Employment Contracts”.

(2)
Amounts shown in this column include the value of the unvested restricted Common Shares which would immediately vest upon termination of employment based on the closing price of our Common Shares on December 29, 2006 of $39.08. This column also includes, upon a change in control as defined in the Incentive Award Plan, the value of any unvested options that would become immediately exercisable calculated as the difference of the price of our Common Shares on December 29, 2006 and the exercise price of each unvested option.

(3)
Includes estimated costs of continuation of benefits for the remainder of each executive’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.

(4)	Represents premiums on term life insurance polices for each executive to be paid for the remainder of each executive’s employment contract.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 15, 2007, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission, the “SEC”) of more than 5% of such shares, (ii) held individually by the directors and our executive officers named elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group.

Name and Business Address (where required) of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares	Number of Common Shares Exchangeable For Units Beneficially Owned (2)	Percent of All Common Shares and Units
Stanley K. Tanger (3) Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	850,616	2.7%	6,086,610	18.5%
Steven B. Tanger (4) Tanger Factory Outlet Centers, Inc. 110 East 59th Street New York, NY 10022	260,595	*	56,000	*
FMR Corp (5) 82 Devonshire Street Boston, MA 02109	3,481,400	11.1%	---	9.3%
Deutsche Bank AG (6) RREEF America, L.L.C. Deutsche Asset Management, Inc. Deutsche Bank Trust Corp. Americas Deutsche Investment Management Americas Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany	2,282,250	7.3%	---	6.1%
The Vanguard Group, Inc. (7) 100 Vanguard Blvd. Malvern, PA 19355	2,214,221	7.1%	---	5.9%
Cohen & Steers Inc.(8) Cohen & Steers Capital Management, Inc. Houlihan Rovers SA 280 Park Avenue, 10th Floor New York, NY 10017	2,203,286	7.0%	---	5.9%
Jack Africk (9)	63,750	*	---	*
William G. Benton (10)	26,948	*	---	*
Thomas E. Robinson (11)	28,950	*	---	*
Allan L. Schuman (12)	9,400	*	---	*
Frank C. Marchisello, Jr. (13)	64,792	*	5,000	*
Joe Nehmen (13)	6,427	*	12,000	*
Lisa J. Morrison (13)	4,262	*	4,000	*
Directors and Executive Officers as a Group (13 persons) (14)	1,333,958	4.3%	6,188,810	20.1%

* Less than 1%

(1)
 The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.

(2)
 Represents Common Shares that may be acquired upon the exchange of Units beneficially owned for Common Shares. Each Unit held by the Tanger Family Limited Partnership (the “TFLP”) and each Unit that may be acquired upon the exercise of options to purchase Units may be exchanged for two of our Common Shares.

(3)
 Includes 278,062 Common Shares owned by the TFLP, of which Stanley K. Tanger is the general partner and may be deemed to be the beneficial owner, and 6,066,610 Common Shares which may be acquired upon the exchange of Units owned by TFLP. Also includes 570,554 Common Shares owned by Stanley K. Tanger individually and 20,000 Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units owned by Stanley K. Tanger individually and 2,000 Common Shares owned by Stanley K. Tanger’s spouse. Does not include 40,000 Common Shares which may be acquired upon the exercise of options to purchase Units, which are presently unexercisable, owned by Stanley K. Tanger individually.

(4)
 Includes 56,000 Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units. Does not include 278,062 Common Shares owned by TFLP and 6,066,610 Common Shares which may be acquired upon the exchange Units owned by the TFLP (Steven B. Tanger is a limited partner of the Tanger Investments Limited Partnership, which is a limited partner of TFLP) for Common Shares. Does not include 28,000 Common Shares which may be acquired upon the exercise of options to purchase Units which are presently unexercisable. Does not include 570,554 Common Shares actually owned or 280,062 Common Shares which may be deemed beneficially owned by Steven B. Tanger's father, Stanley K. Tanger. Includes 60,596 Common Shares which Mr. Steven B. Tanger has pledged as security for certain personal loans.

(5)
 We have received a copy of Schedule 13G as filed with the SEC by FMR Corp (“FMR”) and Edward C. Johnson 3rd reporting ownership of these shares as of December 31, 2006. As reported in said Schedule 13G, FMR and Edward C. Johnson 3rd has sole dispositive power for 3,481,400 of such shares and sole voting power for 532,300 of such shares.

(6)
We have received a copy of Schedule 13G as filed with the SEC by Deutsche Bank AG (“DB”), RREEF America, L.L.C. (“RREEF”), Deutsche Asset Management, Inc. (“DAMI”), Deutsche Bank Trust Corp. Americas (“DBTC”) and Deutsche Investment Management Americas (“DIMA”) reporting ownership of these shares as of December 31, 2006. As reported in said Schedule 13G, (i) DB has sole dispositive power for 2,272,250 of such shares, shared dispositive power of 10,000 of such shares and sole voting power for 1,297,200 of such shares; (ii) RREEF has sole dispositive power for 2,207,400 of such shares and sole voting power for 1,264,050 of such shares; (iii) DAMI has sole dispositive power for 51,250 of such shares and sole voting power for 33,150 of such shares and (iv) DBTC has sole dispositive power for 2,600 of such shares and shared dispositive power for 10,000 of such shares; and (v) DIMA has sole dispositive power for 11,000 of such shares.

(7)
We have received a copy of Schedule 13G as filed with the SEC by The Vanguard Group, Inc. (“VG”) reporting ownership of these shares as of December 31, 2006. As reported in said Schedule 13G, VG has sole dispositive power for 2,214,221 of such shares and sole voting power for 24,563 of such shares.

(8)
We have received a copy of Schedule 13G as filed with the SEC by Cohen & Steers Inc. (“C&S”), Cohen & Steers Capital Management, Inc. (“C&SCM”) and Houlihan Rovers SA (“HR”) reporting ownership of these shares as of December 31, 2006. As reported in said Schedule 13G, (i) C&S has shared dispositive and shared voting for 5,072 of such shares, sole dispositive power for 2,198,214 of such shares and sole voting power for 1,995,314 of such shares; (ii) C&SCM has sole dispositive power for 2,198,214 of such shares and sole voting power for 1,995,314 of such shares and (iii) HR has sole dispositive power for 5,072 of such shares and sole voting power for 5,072 of such shares.

(9)	Includes 26,000 presently exercisable options to purchase our Common Shares.

(10)	Includes 8,400 presently exercisable options to purchase our Common Shares.

(11)	Includes 8,000 presently exercisable options to purchase our Common Shares.

(12)	Includes 2,400 presently exercisable options to purchase our Common Shares.

(13)	Amounts shown as Common Shares exchangeable for Units represent Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units.

(14)
Includes 167,000 Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Common Shares or Units. Does not include 139,600 Common Shares which may be acquired upon the exercise of options to purchase Common Shares or Units which are presently unexercisable.

Certain Relationships and Related Party Transactions

The Company, through its majority owned subsidiaries, owns the majority of the units of partnership interest issued by the Operating Partnership and controls the Operating Partnership as its general partner. The Tanger Family Limited Partnership (referred to as “TFLP”) holds a limited partnership interest in and is the minority owner of the Operating Partnership. Stanley K. Tanger, the Company’s Chairman of the Board and Chief Executive Officer, is the sole general partner of TFLP. During 2006, the Operating Partnership made quarterly distributions to TFLP totaling $8.1 million. Such distributions were made on the same pro rata basis as distributions made by the Operating Partnership to the Company.

In 2004, the Company adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which is posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “OUR COMPANY”, then “FINANCIALS”, then “CORPORATE GOVERNANCE’ and then “CODE OF BUSINESS CONDUCT AND ETHICS” or by writing to our Director of Administration at our principal executive offices. The Code of Conduct states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2007 and to perform such other services as may be required. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. Should the firm be unable to perform these services for any reason, the Audit Committee will appoint other independent registered public accountants to perform these services.

PricewaterhouseCoopers LLP served as our independent registered public accountants for the fiscal year ended December 31, 2006. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. See the Report of the Audit Committee, included below, for information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2006 and 2005.

Vote Required. Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm requires approval by the affirmative vote of the holders of a majority of those votes cast at the meeting; provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2006, we reviewed with the Company’s Chief Financial Officer, Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (referred to as “PwC”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by the auditors of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting. PwC is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.	the Company’s consolidated financial statements;
2.	the Company’s internal control over financial reporting; and
3.	management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, PwC reports directly to us. We appointed PwC as the Company’s independent registered public accounting firm and approved the compensation of the firm. We reviewed and approved all non-audit services performed by PwC during 2006 and determined that the provision of the services was compatible with maintaining PwC’s independence.

PwC provided to us the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with PwC its independence.

We reviewed and discussed the 2006 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and PwC. We also discussed the certification process with the Chief Executive Officer and Chief Financial Officer. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The following is a summary of the fees billed to the Company by PwC for the fiscal years ended December 31, 2006 and 2005:
	2006	2005
Audit fees	$389,529	$475,480
Audit-related fees	32,169	20,119
Tax fees	490,439	358,637
All other fees	---	---
Total	$912,137	$854,236

The audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting. Also included are services related to the issuance of comfort letters, assistance with the review of documents filed with the Securities and Exchange Commission and the audits of a wholly-owned subsidiary.

The audit-related fees for the year ended December 31, 2006 were for consultation and special audit work for a potential acquisition and for accounting standards consultations. The audit-related fees for the year ended December 31, 2005 were for consultation and special audit work for the acquisition of the remaining interest in a previously consolidated real estate joint venture.

The tax fees for the year ended December 31, 2006 and 2005 were for tax compliance and tax research and planning services, including tax return preparation and tax advice regarding acquisitions and joint ventures.

THE AUDIT COMMITTEE
William G. Benton (Chairman)
Jack Africk
Allan L. Schuman

PROPOSALS TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE
ADDITIONAL COMMON SHARES AND ADDITIONAL CLASSES OF PREFERRED SHARES

The Board of Directors has recommended that the Company’s Articles of Incorporation be amended to increase the number of Common Shares we are authorized to issue from 50 million to 150 million and to create four new classes of preferred shares: Class E, Class F, Class G and Class H each class having 4 million shares with a par value of $0.01 per share. The principal purpose of the proposed amendment is to increase the number of Common Shares and the classes and number of preferred shares available for issue if the Board of Directors determines such issuance to be in our best interests for stock splits, acquisitions or to raise additional equity to finance our growth. The Board of Directors has no present plan, agreement, or arrangement to issue any additional shares which would be authorized if the proposed amendment is approved by the shareholders. If the proposed amendment authorizing issuance of additional classes of preferred shares is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any of the Class E, Class F, Class G or Class H preferred shares, except as may be required by applicable law.

The recommendation of the Board is submitted to the shareholders in two proposals to permit shareholders to vote separately on Proposal #3 to increase the number of Common Shares only and on Proposal #4 to authorize the additional classes of preferred shares and to increase the number of Common Shares.

Version One of Proposal #4 is for an amendment to the Articles that authorizes the Board of Directors to direct the issuance of the four new classes of preferred shares which may rank equally with or junior to the Company’s presently outstanding Class C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. The new classes of preferred shares may not have rights or preferences with respect to distributions or to dissolution that are prior or superior to the Class C Preferred Shares. This Version must be approved by the holders of Common Shares and by the holders of Class C Preferred Shares voting as a separate group.

Version Two of Proposal #4 is for an amendment to the Articles that authorizes the Board of Directors to direct the issuance of the new classes of preferred shares which will not alter or abolish a preferential right of the Class C Preferred Shares. This Version must be approved only by the holders of Common Shares.

Holders of Class C Preferred Shares are entitled to vote on Proposal #4 as a separate group. If the holders of Common Shares approve Proposal #3 but do not approve Proposal #4, Article II of the Company’s Articles of Incorporation will be amended as set forth in Proposal #3 below. If Proposal #4 is approved by the holders of Common Shares and is also approved by the holders of Class C Preferred Shares voting as a separate group, Article II will be further amended as set forth in Version One of Proposal #4. If Proposal #4 is approved by the holders of Common Shares but is not approved by the holders of the Class C Preferred Shares voting as a separate group, Article II will be further amended as set forth in Version Two of Proposal #4.

PROPOSAL 3

AUTHORIZING ADDITIONAL COMMON SHARES

  RESOLVED that the Company’s Articles of Incorporation shall be amended to authorize the issuance of additional Common Shares by amending Paragraph A of Article II as provided below:

“A. The number of shares that the corporation is authorized to issue is 200 million shares, divided into classes, as follows: 150 million Common Shares with a par value of $0.01 per share (the “Common Shares”); 25 million Excess Shares with a par value of $0.01 per share (the “Excess Shares”); one million Preferred Shares with a par value of $0.01 per share (the “Class A Preferred Shares”); eight million Class B Preferred Shares with a par value of $0.01 per share (the “Class B Preferred Shares”); eight million Class C Preferred Shares with a par value of $0.01 per share (the “Class C Preferred Shares”); and eight million Class D Preferred Shares with a par value of $0.01 per share (the “Class D Preferred Shares”). The preferences, limitations and relative rights of each class of shares are as forth in succeeding paragraphs of this Article II.”

Vote Required. Approval of the Proposal to amend the Company’s articles of incorporation to increase the number of Commons Shares authorized from 50 million to 150 million requires the affirmative vote of a majority of the Common Shares cast for or against the Proposal at the meeting; provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

PROPOSAL 4

AUTHORIZING ADDITIONAL COMMON SHARES AND
ADDITIONAL CLASSES OF PREFERRED SHARES

RESOLVED that the Company’s Articles of Incorporation shall be amended to authorize the issuance of additional Common Shares and four new classes of preferred shares by amending Paragraphs A and D of Article II as provided below:
Version One

“A. The number of shares that the corporation is authorized to issue is 216 million shares, divided into classes, as follows: 150 million Common Shares with a par value of $0.01 per share (the “Common Shares”); 25 million Excess Shares with a par value of $0.01 per share (the “Excess Shares”); one million Preferred Shares with a par value of $0.01 per share (the “Class A Preferred Shares”); eight million Class B Preferred Shares with a par value of $0.01 per share (the “Class B Preferred Shares”); eight million Class C Preferred Shares with a par value of $0.01 per share (the “Class C Preferred Shares”); eight million Class D Preferred Shares with a par value of $0.01 per share (the “Class D Preferred Shares”); four million Class E Preferred Shares with a par value of $0.01 per share (the “Class E Preferred Shares”); four million Class F Preferred Shares with a par value of $0.01 per share (the “Class F Preferred Shares”); four million Class G Preferred Shares with a par value of $0.01 per share (the “Class G Preferred Shares”); and four million Class H Preferred Shares with a par value of $0.01 per share (the “Class H Preferred Shares”) The preferences, limitations and relative rights of each class of shares are as forth in succeeding paragraphs of this Article II.”

“D. The Class B Preferred Shares shall have the preferences, limitations and relative rights set forth in Paragraph I of this Article II. Class C Preferred Shares shall have the preferences, limitations and relative rights set forth in Paragraph J of this Article II. Prior to the issuance the shares of any other class of Preferred Shares, the Board of Directors of the corporation shall determine, in whole or in part, the preferences, limitations and relative rights of the shares in that class subject to the following limitations: (1) the shares of any such other class of preferred shares may rank on a parity with or junior to Class C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up but may not have rights or preferences with respect to distributions or to dissolution that are prior or superior to the Class C Preferred Shares and (2) the preferences, limitations and relative rights of such other class of preferred shares shall not otherwise alter or abolish a preferential right of the Class B Preferred Shares or of the Class C Preferred Shares.”

Version Two

“A. The number of shares that the corporation is authorized to issue is 216 million shares, divided into classes, as follows: 150 million Common Shares with a par value of $0.01 per share (the “Common Shares”); 25 million Excess Shares with a par value of $0.01 per share (the “Excess Shares”); one million Preferred Shares with a par value of $0.01 per share (the “Class A Preferred Shares”); eight million Class B Preferred Shares with a par value of $0.01 per share (the “Class B Preferred Shares”); eight million Class C Preferred Shares with a par value of $0.01 per share (the “Class C Preferred Shares”); eight million Class D Preferred Shares with a par value of $0.01 per share (the “Class D Preferred Shares”); four million Class E Preferred Shares with a par value of $0.01 per share (the “Class E Preferred Shares”); four million Class F Preferred Shares with a par value of $0.01 per share (the “Class F Preferred Shares”); four million Class G Preferred Shares with a par value of $0.01 per share (the “Class G Preferred Shares”); and four million Class H Preferred Shares with a par value of $0.01 per share (the “Class H Preferred Shares”) The preferences, limitations and relative rights of each class of shares are as forth in succeeding paragraphs of this Article II.”

“D. The Class B Preferred Shares shall have the preferences, limitations and relative rights set forth in Paragraph I of this Article II. Class C Preferred Shares shall have the preferences, limitations and relative rights set forth in Paragraph J of this Article II. Prior to the issuance of shares of any other class of Preferred Shares, the Board of Directors of the Company shall determine, in whole or in part, the preferences, limitations and relative rights of the shares in that class subject to the following limitation: The preferences, limitations and relative rights of such other class of preferred shares shall not alter or abolish a preferential right of the Class B Preferred Shares or of the Class C Preferred Shares.”

Vote Required. Approval of the Proposal to amend the Company’s articles of incorporation to create four new classes of preferred shares and to increase the Company’s authorized Common Shares requires the affirmative vote of a majority of the Common Shares cast for or against the Proposal at the meeting (provided that a quorum of the Common Shares is present). The holders of Class C Preferred Shares are entitled to vote on the Proposal as a separate group and approval of the Proposal by the Class C Preferred Shares requires the affirmative vote of a majority of the Class C Preferred Shares cast for or against the Proposal at the meeting (provided a quorum of the Class C Preferred Shares is present). Accordingly, abstentions, broker non-votes and Common Shares and Class C Preferred Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. If Proposal #4 is approved by the holders of Common Shares and is also approved by the holders of Class C Preferred Shares voting as a separate group, the Articles will be amended as set forth in Version One of Proposal #4. If Proposal #4 is approved by the holders of Common Shares but is not approved by the holders of the Class C Preferred Shares voting as a separate group, Article II will be amended as set forth in Version Two of Proposal #4.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO CREATE FOUR NEW CLASSES OF PREFERRED SHARES AND TO INCREASE THE COMPANY’S AUTHORIZED COMMON SHARES.

OTHER MATTERS

Reference is hereby made to the Company’s annual report on Form 10-K for the year ended December 31, 2006 and the Company’s Annual Report delivered together with this Proxy Statement, and such documents incorporated herein by reference for financial information and related disclosures required to be include herein.

Section 16(a) Beneficial Ownership Reports

Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and the amendments thereto received by us for the period ended December 31, 2006, or written representations from certain reporting persons, we believe that no Forms 3, 4 or 5 were filed delinquently, except that Ms. Lisa Morrison filed one small transaction late that was required to be filed on Form 5 by February 14, 2007.

Shareholder Proposals and Nominations

This Proxy Statement and form of proxy will be sent to shareholders in an initial mailing on or about April 12, 2007. Proposals of shareholders pursuant to Regulation 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2008 must be received by us no later than December 14, 2007. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. A shareholder who wishes to make a proposal pursuant to Regulation 14a-8 of the Exchange Act at our Annual Meeting of Shareholders to be held in 2008 without including the proposal in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company in writing no later than February 18, 2008. If a shareholder fails to give notice by February 18, 2008, then the persons named as proxies in the proxies solicited by the Board for the Annual Meeting of Shareholders to be held in 2008 may exercise discretionary voting power with respect to any such proposal. Pursuant to the Company's By-Laws, to be properly considered at our Annual Meeting of Shareholders to be held in 2008, all shareholder proposals, generally, must be received by our Corporate Secretary not earlier than 120 days and not later than 90 days prior to the anniversary of this year's meeting.

Shareholders may nominate an individual for election as a director of the Company in conformity with the requirements of the Company’s By-Laws. Generally, to be properly considered at our Annual Meeting of Shareholders to be held in 2008, written notice of the nomination must be delivered to the corporate secretary not earlier than 120 days and not later than 90 days prior to the anniversary of this year’s meeting. Such shareholder's notice shall set forth as to each person whom the shareholder nominates for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, such shareholder notice must provide, as detailed in the Company’s By-Laws, information about the shareholder’s beneficial ownership of our Common Shares.

Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethic

Each of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company. We have made available copies of our Board Committee Charters, Corporate Goverance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlet.com. Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Documents Incorporated by Reference

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at our principal executive offices. In addition, our website is located at http://www.tangeroutlet.com. On our website you can obtain, free of charge, a copy of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, proxy statement or information statement may be obtained free of charge by calling our Investor Relations Department at (336) 834-6825 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

Other Business

All Common Shares represented by the accompanying proxy will be voted in accordance with the proxy. We know of no other business which will come before the meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

TangerOutlets

[NAME AND ADDRESS APPEAR HERE]    Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the
two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN
THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 18, 2007.

                                        Vote by Internet
•	Log on to the Internet and go to
  www.investorvote.com
•	Follow the steps outlined on the secured website.
                                        Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United Sates, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals - The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.
1.	Election of Directors:

For	Withhold		For	Withhold
01 - Stanley K. Tanger	[ ]	[ ]	4 - William G. Benton	[ ]	[ ]

02 - Steven B. Tanger	[ ]	[ ]	5 - Thomas E. Robinson	[ ]	[ ]

03 - Jack Africk	[ ]	[ ]	6 - Allan L. Schuman	[ ]	[ ]

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant firm for the fiscal year ending December 31, 2007.
For	Against	Abstain
[ ]	[ ]	[ ]

3.
To consider a proposal by the directors to amend the Company’s articles of incorporation to increase the number of common shares authorized for issuance from 50 million common shares to 150 million common shares. The proposed amendment is set forth in full in the enclosed Proxy Statement.

For	Against	Abstain
[ ]	[ ]	[ ]

4.
To consider a proposal by the directors to amend the Company’s articles of incorporation to create four new classes of preferred shares, each class having four million shares with a par value of $.01 per share and to increase the number of common shares authorized for issuance from 50 million common shares to 150 million common shares. The proposed amendment is set forth in full in the enclosed Proxy Statement.

For	Against	Abstain
[ ]	[ ]	[ ]

5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

B  Non-Voting Items
Change of Address - Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

[BACK SIDE OF CARD]

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 18, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Stanley K. Tanger and Frank C. Marchisello, Jr., and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 18, 2007, and at any adjournment or adjournments thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 12, 2007 (receipt of which is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn or postpone the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2, 3 and 4.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED ON REVERSE SIDE AND TO BE SIGNED BELOW.

C  Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1- Please keep signature within box.	Signature 2 - Please keep signature within box .

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

[PROXY CARD FOR PREFFERED SHAREHOLDERS]

TangerOutlets

[NAME AND ADDRESS APPEAR HERE]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposal - The Board of Directors recommends a vote FOR Proposal 1.

1.
To consider a proposal by the directors to amend the Company’s articles of incorporation to create four new classes of preferred shares, each class having four million shares with a par value of $.01 per share and to increase the number of common shares authorized for issuance from 50 million common shares to 150 million common shares. The proposed amendment is set forth in full in the enclosed Proxy Statement.

For	Against	Abstain
[ ]	[ ]	[ ]

B  Non-Voting Items
Change of Address - Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

[BACK SIDE OF CARD FOR PREFFERED SHAREHOLDERS]

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 18, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Stanley K. Tanger and Frank C. Marchisello, Jr., and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 18, 2007, and at any adjournment or adjournments thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 12, 2007 (receipt of which is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn or postpone the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR Proposal 1.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED ON REVERSE SIDE AND TO BE SIGNED BELOW.

C  Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1- Please keep signature within box.	Signature 2 - Please keep signature within box .

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.